UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES

Pursuant to Section 12(b) OR (g) of the Securities Exchange Act of 1934

FORGENT NETWORKS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	74-2415696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
108 Wild Basin Road Austin TX	78746
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this Form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:	Preferred Share Purchase Rights

Securities to be registered pursuant to Section 12(b) of the Act:	None

This Form 8-A/A is filed by Forgent Networks, Inc. (the “Company”) to amend and restate Item 1 of the Form 8-A filed by the Company with the Securities and Exchange Commission on December 19, 2005.

Item 1.    Description of Registrants Securities to be Registered.

On December 19, 2005, the Company entered into a Rights Agreement with American Stock Transfer & Trust Company LLC (the “Rights Agreement”).  Under the Rights Agreement, the Company granted a dividend on December 31, 2005 of one right (a “Right”) for each outstanding share of common stock of the Company, par value $0.01 per share (the “Common Stock”)

On October 28, 2009, the Company amended and restated the Rights Agreement (the “Amended and Restated Rights Agreement”) to protect the Company’s ability to carry forward its net operating losses (the “NOLs”), which the Company believes are a substantial asset.

In connection with the Amended and Restated Rights Agreement, the Company terminated the Rights and granted a dividend of a new right for each outstanding share of Common Stock of the Company (the “New Right”).  The terms and conditions of such New Rights are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2009.  Accordingly, as of October 28, 2009, the Rights expired and ceased to exist.

Item 2

Exhibits.

None.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:   November 2, 2009

FORGENT NETWORKS, INC.

By:     /s/ Patrick Goepel

Name: Patrick Goepel

Title:   Interim Chief Executive Officer